EXHIBIT 99

                 PRESS RELEASE OF FIRST FEDERAL BANKSHARES, INC.

                                                  First Federal Bankshares, Inc.


PRESS RELEASE

December 12, 2005
For Immediate Release

For Further Information Contact:    Barry E. Backhaus
                                    President and Chief Executive Officer
                                    First Federal Bankshares, Inc.
                                    329 Pierce Street, P.O. Box 897
                                    Sioux City, IA  51102
                                    712-277-0200




                         FIRST FEDERAL BANKSHARES, INC.
                     COMPLETES STOCK REPURCHASE PROGRAM AND
                     ANNOUNCES NEW STOCK REPURCHASE PROGRAM


Sioux City, Iowa - December 12, 2005 (Nasdaq National Market - "FFSX") First Federal Bankshares, Inc., the holding company of First Federal Bank, announced today that it completed its current stock repurchase program pursuant to which the Company repurchased 377,000 shares at an average price per share of $21.63. The repurchased shares are held as treasury stock and will be available for general corporate purposes. The Company also announced that its Board of Directors has authorized a new stock repurchase program pursuant to which the Company intends to repurchase up to 10% of its issued and outstanding shares, or up to 346,000 shares. The repurchases generally will be effected through open market purchases, although there may be the possibility of unsolicited negotiated transactions or other types of repurchases.

Barry E. Backhaus, President and Chief Executive Officer of the Company, stated "We are pleased to announce the new repurchase program. We believe our common stock remains a compelling value at current trading prices and we believe the deployment of some of the Company's capital into this investment is warranted."

First Federal Bankshares, Inc. common stock is traded on the Nasdaq National Market under the symbol "FFSX." The Company is headquartered in Sioux City, Iowa and its bank subsidiary operates eight offices in northwest Iowa, an office in South Sioux City, Nebraska and six offices in central Iowa.



     329 Pierce Street . P.O. Box 897 . Sioux City IA 51102 . 712-277-0200